EXHIBIT 11


                 Statement of Computation of Per Share Earnings

Earnings (loss) Per        Three Months Ended         Six Months Ended
Common Share                     June 30                   June 30
                             2003       2002           2003       2002

     Basic                 $   0.02   $  (0.17)      $   0.05   $  (0.39)

     Average Shares
     Outstanding            822,250    822,250        822,250    822,250

     Diluted               $   0.02   $  (0.17)      $   0.05   $  (0.39)

     Average Shares
     Outstanding            822,250    822,250        822,250    822,250